Amended Schedule A to

Supervision Agreement

between

Saratoga Advantage Trust and Saratoga Capital Management, LLC

A. Name of Portfolio:

James Alpha Global Enhanced Real Return Portfolio (as of February 1, 2011)

James Alpha Global Real Estate Investments Portfolio (as of August 1, 2011)

James Alpha Multi Strategy Alternative Income Portfolio (as of September 2, 2014)

James Alpha Yorkville MLP Portfolio (as of March 16, 2015)

James Alpha Family Office Portfolio (as of June 15, 2015)

James Alpha Managed Risk Domestic Equity Portfolio (as of June 15, 2015)

James Alpha Managed Risk Emerging Markets Equity Portfolio (as of June 15, 2015)

B. For each Portfolio above the Annual Supervision Fee as a Percentage of Daily Net Assets is (the net assets of each of the James Alpha Portfolios above will be aggregated for purposes of determining the total Annual Supervision Fee for the James Alpha Portfolios and each James Alpha Portfolio will pay its proportionate share of the total Annual Supervision Fee):

0.10% on the first $250,000,000

0.075% on the next $250,000,000

0.050% on the next $500,000,000

0.025% above $1,000,000,000

The Minimum Annual Supervision Fee for each Portfolio above is $15,000 per year